Exhibit 8.1

[Shearman & Sterling LLP Letterhead]

February 10, 2011

Timmins Gold Corp.

609 Granville Street, Suite 520

Vancouver, British Columbia

Canada, V7Y 1G5

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Timmins Gold Corp., a British Columbia corporation (“Timmins”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), common shares of Timmins, without par value (the “Timmins Shares”). The Timmins Shares are issuable pursuant to the offer by Timmins Gold Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Timmins, to exchange each outstanding share of common stock of Capital Gold Corporation, a Delaware corporation (“CGC”) for 2.27 Timmins Shares pursuant to the terms set forth in the prospectus/offer to exchange (the “Prospectus”) included in the Registration Statement. Any defined term used and not defined herein has the meaning given to it in the Prospectus.

For purposes of the opinion set forth below, we have, with the consent of Timmins, relied upon the accuracy of the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “The Offer – U.S. Federal Income Tax Consequences” is our opinion as to the material U.S. federal income tax consequences under currently applicable law of the exchange of CGC Shares for Timmins Shares by U.S. Holders pursuant to the Integrated Acquisition Transactions.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “The Offer – U.S. Federal Income Tax Consequences” and “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

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